Reynolds Consumer Products Welcomes
Christine Montenegro McGrath to Board of Directors
LAKE FOREST, Ill., September 27, 2023 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (Nasdaq: REYN) (the “Company”) announces that Christine Montenegro McGrath has been appointed to the Company’s Board of Directors, effective as of September 25, 2023. Ms. McGrath will serve on the Company’s Audit Committee and brings extensive experience in sustainability and expertise in the consumer products industry.
“We are very pleased to welcome Christine to our board,” said Richard Noll, Chairman of the Board of Directors for Reynolds Consumer Products. “We value her experience as a collaborative leader within the consumer products industry, which includes her deep strategic management and marketing expertise. We welcome her insights and knowledge as we extend our winning strategy of providing both brands and store brands into the future.”
Ms. McGrath has served as Senior Vice President and Chief Impact & Sustainability Officer with Mondelez International since 2021. Prior to her current position, Ms. McGrath served in various other leadership roles at Mondelez since 2012, including more recently Vice President and Chief of Global Impact, Sustainability & Mindful Snacking. Ms. McGrath joined Mondelez from Kraft Foods, Inc., where she worked from 1989 to 2012 in various management positions in brand management, product innovation and corporate initiatives, including serving as Vice President of Global Sustainability and Vice President Latino Centre of Excellence. Prior to this, Ms. McGrath was a Senior Auditor with Arthur Andersen & Co. from 1987 to 1989.
“Christine has demonstrated prior success in embedding a business growth approach to sustainability initiatives in her leadership roles. We look forward to her contributing her unique perspective and guidance on both our overall business strategy and to the next steps of our sustainability and ESG journey,” said Lance Mitchell, President and Chief Executive Officer, Reynolds Consumer Products. “She will be a great asset as we continue our work to deliver sustained value for our shareholders, customers, consumers, and employees.”
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes across three broad categories: cooking, waste and storage, and disposable tableware. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® trash bags, as well as dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081